   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1998.
                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 MICROMUSE INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            7372                           94-3288385
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                              139 TOWNSEND STREET
                        SAN FRANCISCO, CALIFORNIA 94107
                                 (415) 538-9090
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              CHRISTOPHER J. DAWES
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                 MICROMUSE INC.
                              139 TOWNSEND STREET
                        SAN FRANCISCO, CALIFORNIA 94107
                                 (415) 538-9090
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

             STEVEN M. SPURLOCK, ESQ.                            MARK A. BERTELSEN, ESQ.
                MARK P. LONG, ESQ.                             JAMES N. STRAWBRIDGE, ESQ.
               RICHARD R. HESP, ESQ.                              JON C. GONZALES, ESQ.
             GUNDERSON DETTMER STOUGH                       WILSON SONSINI GOODRICH & ROSATI
       VILLENEUVE FRANKLIN & HACHIGIAN, LLP                     PROFESSIONAL CORPORATION
              155 CONSTITUTION DRIVE                               650 PAGE MILL ROAD
           MENLO PARK, CALIFORNIA 94025                        PALO ALTO, CALIFORNIA 94304
                  (650) 321-2400                                     (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-42177

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                                   PROPOSED MAXIMUM
                    TITLE OF EACH CLASS OF                             AGGREGATE                 AMOUNT OF
                 SECURITIES TO BE REGISTERED                     OFFERING PRICE(1)(2)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value.................................        $2,760,000                  $814.20
==================================================================================================================

(1) Includes shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
================================================================================

                      INCORPORATION OF CERTAIN INFORMATION
                                  BY REFERENCE

     This Registration Statement is filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), by Micromuse Inc. (the "Company"). In accordance with Rule 429 under the Securities Act, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-1 (Registration No. 333-42177) which was declared effective by the Commission on February 12, 1998 relating to the offering of 3,450,000 shares of Common Stock.

                                 CERTIFICATION

     The Company hereby certifies to the Commission that (i) it has instructed its bank to pay the Commission the filing fee set forth on the cover page of this Registration Statement by a wire transfer of such amount to the Commission's account at Mellon Bank as soon as practicable (but no later than the close of business on February 13, 1998, (ii) it will not revoke such instructions, (iii) it has sufficient funds in the relevant account to cover the amount of such filing fee, and (iv) it will confirm receipt of such instructions by its bank during the bank's regular business hours no later than February 13, 1998.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 12th day of February, 1998.

                                          MICROMUSE INC.

                                          By:   /s/ CHRISTOPHER J. DAWES
                                            ------------------------------------
                                                    Christopher J. Dawes
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                  SIGNATURE                               TITLE                    DATE
---------------------------------------------   -------------------------   -------------------

          /s/ CHRISTOPHER J. DAWES              President, Chief             February 12, 1998
---------------------------------------------   Executive Officer and
            Christopher J. Dawes                Director (Principal
                                                Executive Officer)

            /s/ STEPHEN A. ALLOTT               Senior Vice President,       February 12, 1998
---------------------------------------------   Finance (Principal
              Stephen A. Allott                 Financial and Accounting
                                                Officer)

              /s/ ANGELA DAWES*                 Director of Sales,           February 12, 1998
---------------------------------------------   Western Region and
                Angela Dawes                    Director

           /s/ JEFFREY M. DRAZAN*               Director                     February 12, 1998
---------------------------------------------
              Jeffrey M. Drazan

            /s/ DAVID C. SCHWAB*                Director                     February 12, 1998
---------------------------------------------
               David C. Schwab

        *By: /s/ CHRISTOPHER J. DAWES
---------------------------------------------
            Christopher J. Dawes
             (Attorney-in-Fact)

            /s/ STEPHEN A. ALLOTT
---------------------------------------------
              Stephen A. Allott
             (Attorney-in-Fact)

]                                INDEX TO EXHIBITS



EXHIBIT                       EXHIBIT TABLE
NUMBER

  5.1    Opinion of Gunderson Dettmer Stough Villeneuve
         Franklin & Hachigian, LLP

  23.1   Consent of Counsel (included in Exhibit 5.1).

  23.2   Consent of KPMG Peat Marwick, LLP, Independent Auditors